Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-190085  and No. 333-198715 on Forms S-8 of Physicians Realty Trust and to the incorporation by reference in the Registration Statements No. 333-197842  and No. 333-198400 on Forms S-3 of Physicians Realty Trust of our reports dated April 17, 2015 with respect to the combined statement of revenues and certain direct operating expenses of the Minneapolis Properties for the year ended December 31, 2014 appearing in Physicians Realty Trust Current Report on Form 8-K dated April 17, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 17, 2015